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                                                                      EXHIBIT 21

                             MORROW SNOWBOARDS, INC.

                         SUBSIDIARIES OF THE REGISTRANT

-         Morrow International, Inc.

-         Morrow Westbeach Canada ULC
             and subsidiaries:
             Westbeach Snowboards USA, Inc.
             Westbeach Snowboard GMBH
             Westbeach Snowboard (UK) Limited